THE 1999 STOCK OPTION AND INCENTIVE PLAN
                               OF
                    ARV ASSISTED LIVING, INC.

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                        TABLE OF CONTENTS
                                                             Page
1.   The Plan                                                  1
     1.1  Purpose                                              1
     1.2  Administration and Authorization; Power and
          Procedure                                            1
     1.3  Participation                                        2
     1.4  Shares Available for Awards; Share Limits            3
     1.5  Grant of Awards                                      4
     1.6  Award Period                                         4
     1.7  Limitations on Exercise and Vesting of Awards        4
     1.8  No Transferability; Limited Exception to Transfer
          Restrictions                                         5
2.   Options                                                   6
     2.1  Grants                                               6
     2.2  Option Price                                         6
     2.3  Limitations on Grant and Terms of Incentive Stock
          Options                                              8
     2.4  Adjustments to Option Terms; No Repricing Without
          Prior Shareholder Approval                           8
     2.5  Options and Rights in Substitution for Stock
          Options Granted by Other Corporations                9
3.   Stock Appreciation Rights (Including Limited Stock
     Appreciation Rights)                                      9
     3.1  Grants                                               9
     3.2  Exercise of Stock Appreciation Rights                9
     3.3  Payment                                             10
     3.4  Limited Stock Appreciation Rights                   10
4.   Restricted Stock Awards                                  10
     4.1  Grants                                              10
     4.2  Restrictions                                        11
     4.3  Return to the Corporation                           12
5.   Performance Share Awards and Stock Bonuses               12
     5.1  Grants of Performance Share Awards                  12
     5.2  Special Performance-Based Share Awards              12
     5.3  Grants of Stock Bonuses                             13
     5.4  Deferred Payments                                   14
     5.5  Cash Bonus Awards                                   14
6.   Other Provisions                                         14
     6.1  Rights of Eligible Persons, Participants and
          Beneficiaries                                       14
     6.2  Effects of Termination of Employment; Termination
          of Subsidiary Status; Discretionary Provisions      15
     6.3  Adjustments; Acceleration                           16
     6.4  Compliance with Laws                                18
     6.5  Tax Withholding                                     19
     6.6  Plan Amendment, Termination and Suspension          20
     6.7  Privileges of Stock Ownership; Voting Rights on
          Shares                                              21
     6.8  Effective Date of the Plan                          21
     6.9  Term of the Plan                                    21
     6.10 Governing Law/Construction/Severability             21
     6.11 Captions                                            22
     6.12 Non-Exclusivity of Plan                             22
     6.13 No Restriction on Corporate Powers                  22
     6.14 Effect on Other Benefits                            22
7.   Definitions                                              22
8.   Non-Employee Director Options                            27
     8.1  Participation.                                      27
     8.2  Annual Options Grants                               27
     8.3  Option Price                                        28
     8.4  Option Period and Exercisability                    28
     8.5  Termination of Directorship                         28
     8.6  Adjustment; Accelerations; Terminations             29
     8.7  Acceleration Upon a Change in Control Event         29
     8.8  Amendment to Outstanding Awards                     29
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1.   The Plan.

1.1 Purpose. The purpose of this Plan is to promote the success of the Company and the interests of its shareholders by attracting, motivating, retaining and rewarding directors, officers, employees and other eligible persons with awards and incentives for high levels of individual performance and improved financial performance of the Company. Capitalized terms used herein are defined in Section 7.

1.2  Administration and Authorization; Power and Procedure.

     1.2.1 Committee. This Plan will be administered by and all Awards will be authorized by the Committee. Action of the Committee with respect to the administration of this Plan will be taken pursuant to a majority vote or by written consent of its members.

     1.2.2  Plan Awards; Interpretation; Powers of Committee.
            Subject to the express provisions of this Plan and any express limitations on any authority delegated by the Board, the Committee will have the authority to:

            (a) determine eligibility and the particular Eligible Persons who will receive Awards;

            (b) grant Awards to Eligible Persons, determine the price at which securities will be offered or awarded and the amount of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of Awards consistent with the express limits of this Plan, and establish the installments (if any) in which Awards will become exercisable or will vest, or determine that no delayed exercisability or vesting is required, and establish the events of termination or reversion of Awards;

            (c) approve the forms of Award Agreements (which need not be identical either as to type of Award or among Participants);

            (d) construe and interpret this Plan and any Award or other agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

            (e) cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Awards held by Eligible Persons, subject to any required consent under Section 6.6;

            (f) accelerate or extend the exercisability or extend the term of any or all outstanding Awards within the maximum ten-year term of Awards under Section 1.6; and

            (g) make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

            Notwithstanding the foregoing, the provisions of
            Section 8 shall be automatic and, to the maximum extent possible, self-effectuating.

     1.2.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan will be within the absolute discretion of that entity or body and will be conclusive and binding upon all persons. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan.

     1.2.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Corporation.

     1.2.5 No Liability. No director, officer or agent of the Company will be liable for any action, omission or decision under this Plan taken, made or omitted in good faith.

     1.2.6 Bifurcation of Plan Administration. Subject to the limits of the definition of "Committee" in Section 7, the Board may delegate different levels of authority to different Committees with administration and grant authority under this Plan, provided that each designated Committee granting any Awards hereunder shall consist exclusively of a member or members of the Board. A majority of the members of the acting Committee shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee.

     1.2.7 Delegation. A Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

1.3 Participation. Discretionary Awards may be granted by the Committee only to those persons that the Committee determines to be Eligible Persons. An Eligible Person who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Committee so determines.

1.4  Shares Available for Awards; Share Limits.

     1.4.1  Shares Available.  Subject to the provisions of
            Section 6.3, the capital stock that may be delivered under this Plan will be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. The shares may be delivered for any lawful consideration.

     1.4.2 Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Persons under this Plan (the "Share Limit") will not exceed:

            (a)  2,400,000 shares of Common Stock, plus

            (b) 15% of any increase in the total outstanding shares of Common Stock after June 30, 1999 (other than an increase as a result of the issuance of shares under this Plan or the 1995 Plan), minus

            (b) the aggregate number of shares of Common Stock delivered pursuant to options granted under the 1995 Plan that are outstanding on the Effective
                 Date of this Plan.

            The Share Limit may not contract if shares are reacquired by the Company after an increase has occurred, but neither shall the Share Limit increase if the reacquired shares are reissued.

     1.4.3 ISO Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under this Plan will not exceed
            1,500,000 shares.

     1.4.4 Individual Share Limits. The maximum number of shares of Common Stock subject to those Options and Stock Appreciation Rights that are granted under this Plan during any calendar year to any one individual will be limited to 400,000 and the maximum individual limit on the number of shares of Common Stock in the aggregate subject to all Awards that are granted under this Plan during any calendar year to any one individual will be 400,000.

     1.4.5 Restricted Stock and Stock Bonus Limit. In no event shall more than 400,000 shares of Common Stock be available for Awards issued (or reissued) under this Plan as Stock Bonuses or as time-based Restricted Stock for nominal or no consideration other than the par value thereof. The limit in this Section
            1.4.5 does not apply to shares issued principally for past services, in respect of compensation earned but deferred, or as Performance-Based Awards under Section 5.2.

     1.4.6 Adjustment. Each of the foregoing numerical limits in this Section 1.4 will be subject to adjustment as contemplated by Section 1.4.7 and Section 6.3.

     1.4.7  Share Reservation; Replenishment and Reissue of
            Unvested Awards. No Award may be granted under this Plan unless, on the date of grant, the sum of (a) the maximum number of shares of Common Stock issuable at any time pursuant to such Award, plus (b) the number of shares of Common Stock that have previously been issued pursuant to Awards granted under this Plan, other than reacquired shares of Common Stock available for reissue consistent with any applicable legal limitations, plus (c) the maximum number of shares of Common Stock that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, plus
            (d) the maximum number of shares of Common Stock that may be issued under the 1995 Plan at any time after such date of grant pursuant to awards that are outstanding under the 1995 Plan on such date does not exceed the Share Limit. Shares of Common Stock that are subject to or underlie Awards that expire or for any reason are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan, will again, except to the extent prohibited by law or the terms of this Plan, be available for subsequent Awards under this Plan. Shares of Common Stock issued pursuant to the terms hereof (including shares of Common Stock offset in satisfaction of applicable withholding taxes) shall reduce on a share-for-share basis the number of shares of Common Stock remaining available under this Plan. Except as limited by law, if an Award is or may be settled only in cash, such Award need not be counted against any of the limits under this Section 1.4.

1.5 Grant of Awards. Subject to the express provisions of this Plan, the Committee will determine the number of shares of Common Stock subject to each Award, the price (if any) to be paid for the shares or the Award and, in the case of Performance Share Awards, in addition to matters addressed in Section 1.2.2, the specific objectives, goals and "business criteria" as such term is used in Section 5.2 that further define the terms of the Performance Share Award. Each Award will be evidenced by an Award Agreement signed by the Corporation and, if required by the Committee, by the Participant.

1.6 Award Period. Any Option, SAR, warrant or similar right shall expire and any other Award shall either vest or be forfeited at the end of the term of the Award, which shall be not more than 10 years after the date of grant; provided, however, that any payment of cash or delivery of stock pursuant to an Award may be delayed until a future date if specifically authorized in writing by the Committee and the Participant; and provided further that each Award will be subject to earlier termination pursuant to or as provided in Section 6.2 or Section 6.3.

1.7  Limitations on Exercise and Vesting of Awards.

     1.7.1 Provisions for Exercise. Unless the Committee otherwise expressly provides, no Award will be exercisable or will vest until at least six (6) months after the initial Award Date, and once exercisable an Award will remain exercisable until the expiration or earlier termination of the Award.

     1.7.2 Procedure. Any exercisable Award will be deemed to be exercised when the Corporation receives written notice of such exercise from the Participant in a form approved by the Committee specifying the Award (or portion thereof) which is being exercised, together with any required payments in accordance with Section 2.2.2 and Section 6.5 and any written statements required pursuant to Section 6.4.

     1.7.3 Fractional Shares/Minimum Issue. Fractional share interests will be disregarded, but may be accumulated. The Committee, however, may determine in the case of Eligible Persons that cash, other securities, or other property will be paid or transferred in lieu of any fractional share interests. No fewer than 100 shares may be purchased on exercise of any Award at one time unless the number purchased is the total number at the time available for purchase under the Award.

1.8  No Transferability; Limited Exception to Transfer
     Restrictions.

     1.8.1 Limit On Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 1.8, by applicable law and by the Award Agreement, as the same may be amended:

            (a) all Awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge;

            (b)  Awards must be exercised only by the Participant; and

            (c) amounts payable or shares issuable pursuant to an Award will be delivered only to (or for the account of) the Participant.

            In addition, an Award and/or the shares covered thereby will be subject to the restrictions (if any) imposed in the applicable Award Agreement.

     1.8.2 Exceptions. Subject to Section 1.8.4, the Committee may permit Awards to be exercised by and paid to certain persons or entities that are "family members" (as such term is defined in the General Instructions to Securities Act Registration Statement Form S-8) of the Participant. Any permitted transfer will be subject to (a) such other conditions and procedures as the Committee may establish and (b) the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and without consideration (other than nominal consideration).

     1.8.3  Further Exceptions to Limits On Transfer.  Subject to
            Section 1.8.4, the exercise and transfer restrictions in
            Section 1.8.1 will not apply to:

            (a)  transfers to the Corporation;

            (b) the designation of a beneficiary to receive benefits if the Participant dies or, if the Participant has died, transfers to or exercises by the Participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

            (c) transfers to a former spouse pursuant to a domestic relations order in settlement of marital property rights, provided that the domestic relations order states with specificity the Awards (or portions thereof) that are to be transferred and a copy of the order is received by the Committee;

            (d) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by the Participant's legal representative; or

            (e) the authorization by the Committee of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Committee.

     1.8.4  Code Restrictions.  Incentive Stock Options and
            Restricted Stock Awards will be subject to any and all transfer restrictions under the Code.

2.   Options.

2.1  Grants.  One or more Options may be granted under this
     Section 2 to any Eligible Person. Each Option granted will be designated in the applicable Award Agreement, by the Committee, as either an Incentive Stock Option, subject to Section 2.3, or a Nonqualified Stock Option.

2.2  Option Price.

     2.2.1 Pricing Limits. The purchase price per share of the Common Stock covered by each Option will be determined by the Committee at the time of the Award, but in no case will the purchase price per share (with respect to either a Nonqualified Stock Option or an Incentive Stock Option) be less than 100% (110% in the case of an Incentive Stock Option granted to a Participant described in Section 2.3.4) of the Fair Market Value of the Common Stock on the date of grant and in no case will the purchase price per share be less than the par value thereof.

     2.2.2 Payment Provisions. The purchase price of any shares purchased on exercise of an Option granted under this
            Section 2 will be paid in full at the time of each purchase in one or a combination of the following methods:

            (a)  in cash or by electronic funds transfer;


            (b) by certified or cashier's check payable to the order of the Corporation;

            (c) if authorized by the Committee or specified in the applicable Award Agreement, by a promissory note of the Participant consistent with the requirements of
                 Section 2.2.3;

            (d) by notice and third party payment in such manner as may be authorized by the Committee; or

            (e) subject to the proviso below, by the delivery of shares of Common Stock of the Corporation already owned by the Participant, provided that the Committee may in its absolute discretion limit the Participant's ability to exercise an Award by delivering previously owned shares, and any shares of Common Stock delivered that were initially acquired from the Corporation, upon exercise of a stock option or otherwise, must have been owned by the Participant at least six (6) months as of the date of delivery.

            Shares of Common Stock used to satisfy the exercise price of an Option will be valued at their Fair Market Value on the date of exercise. Without limiting the generality of the foregoing, the Committee may provide that an Option can be exercised and payment made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds necessary to pay the exercise price and, unless otherwise prohibited by the Committee or applicable law, any applicable tax withholding under Section 6.5.
            The Corporation will not be obligated to deliver certificates for any shares unless and until it receives full payment of the exercise price therefor and any related withholding obligations under Section
            6.5 and any other conditions to exercise have been satisfied.

     2.2.3  Acceptance of Notes to Enhance Exercise.  The
            Corporation may, with the Committee's express approval in each specific case, accept one or more notes from any Eligible Person in connection with the exercise of any outstanding Option subject to the following terms and conditions:

            (a) Principal. The Principal of the note will not exceed the amount required to be paid to the Corporation upon the exercise of one or more Options under this Plan and the note will be delivered directly to the Corporation in consideration of such exercise or receipt.

            (b) Term. The initial term of the note will be determined by the Committee; but the term of the note, including extensions, will not exceed a period of five (5) years.

            (c) Recourse; Security. The note will provide for full recourse to the Participant and will bear interest at a rate determined by the Committee but not less than the interest rate necessary to avoid the imputation of interest under the Code. If required by the Committee or by applicable law, the note will be secured by a pledge of any shares or rights financed thereby in compliance with applicable law. The terms, repayment provisions, and collateral release provisions of the note and the pledge securing the note will conform with all applicable rules and regulations, including those of the Federal Reserve Board and under the Delaware Corporations Code, as then in effect.

            (d) Termination of Employment. If the employment of the Participant terminates, the unpaid principal balance of the note will become due and payable on the 10th business day after such termination unless the Committee expressly authorizes an extension of the date consistent with the maximum term of the note.

2.3  Limitations on Grant and Terms of Incentive Stock Options.

     2.3.1  $100,000 Limit.  To the extent that the aggregate "Fair
            Market Value" of stock with respect to which incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company or any parent corporation, such options will be treated as Nonqualified Stock Options. For this purpose, the "Fair Market Value" of the stock subject to options will be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options will be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

     2.3.2 Notice of Sale Requirement. Any Participant who exercises an Incentive Stock Option shall give prompt written notice to the Corporation of any sale or other transfer of the shares of Common Stock acquired within one year after the exercise date or two years after the Award Date.

     2.3.3 Other Code Limits. Incentive Stock Options may only be granted to employees of the Corporation or a Subsidiary that satisfies the other eligibility requirements of the Code. There will be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the Option be an "incentive stock option" as that term is defined in Section 422 of the Code.

     2.3.4 Limits on 10% Holders. No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

2.4 Adjustments to Option Terms; No Repricing Without Prior Shareholder Approval. Subject to Section 1.4 and Section 6.6 and the specific limitations on Awards contained in this Plan, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Eligible Person any adjustment in the exercise or purchase price, the vesting schedule, the number of shares subject to, or the restrictions upon or the term of, an Award granted under this Section 2 by cancellation of an outstanding Award and a subsequent regranting of an Award, by amendment, by substitution of an outstanding Award, by waiver or by other legally valid means. Such amendment or other action may result among other changes in an exercise or purchase price that is higher or lower than the exercise or purchase price of the original or prior Award, provide for a greater or lesser number of shares subject to the Award, or provide for a longer or shorter vesting or exercise period. Notwithstanding the foregoing, in no case shall the per share exercise price of any Option or Stock Appreciation Right be reduced (by amendment, substitution, cancellation and regrant or other means) without shareholder approval to a price less than the Fair Market Value of a share of Common Stock on the related Award Date.

2.5 Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted to Eligible Persons under this Plan in substitution for employee stock options granted by other entities, in connection with a distribution, merger or reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity.

3.   Stock Appreciation Rights (Including Limited Stock Appreciation
     Rights).

3.1  Grants.  The Committee may grant to any Eligible Person
     Stock Appreciation Rights either concurrently with the grant of another Award or in respect of an outstanding Award, in whole or in part, or independently of any other Award. Any Stock Appreciation Right granted in connection with an Incentive Stock Option will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder, unless the holder otherwise agrees.

3.2  Exercise of Stock Appreciation Rights.

     3.2.1  Exercisability.  Unless the Award Agreement or the
            Committee otherwise provides, a Stock Appreciation Right related to another Award will be exercisable at such time or times, and to the extent, that the related Award will be exercisable.

     3.2.2 Effect on Available Shares. To the extent that a Stock Appreciation Right is exercised, only the actual number of delivered shares of Common Stock will be charged against the maximum amount of Common Stock that may be delivered pursuant to Awards under this Plan. The number of shares subject to the Stock Appreciation Right and the related Option of the Participant will, however, be reduced by the number of underlying shares as to which the exercise related, unless the Award Agreement otherwise provides.

     3.2.3 Stand-Alone SARs. A Stock Appreciation Right granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement but in no event earlier than six months after the Award Date, except in the case of death or Total Disability.

     3.2.4 Proportionate Reduction. If an SAR extends to less than all the shares covered by the related Award and if a portion of the related Award is thereafter exercised, the number of shares subject to the unexercised SAR shall be reduced only if and to the extent that the remaining number of shares covered by such related Award is less than the remaining number of shares subject to such SAR.

3.3  Payment.

     3.3.1 Amount. Unless the Committee otherwise provides, upon exercise of a Stock Appreciation Right and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive, subject to Section 6.5, payment of an amount determined by multiplying:

            (a) the difference (which shall not be less than zero) obtained by subtracting the exercise price per share of Common Stock under the related Award (if applicable) or the initial share value specified in the Award from the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right, by

            (b) the number of shares with respect to which the Stock Appreciation Right has been exercised.

     3.3.2 Form of Payment. The Committee, in its sole discretion, will determine the form in which payment will be made of the amount determined under Section 3.3.1 above, either solely in cash, solely in shares of Common Stock (valued at Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in such shares and partly in cash; subject to the Committee's determination that such exercise and payment are consistent with applicable law. If the Committee permits a Participant to elect to receive cash or shares (or a combination thereof) on exercise of a Stock Appreciation Right, any such election will be subject to such conditions as the Committee may impose.

3.4 Limited Stock Appreciation Rights. The Committee may grant to any Eligible Person Stock Appreciation Rights exercisable only upon or in respect of a change in control or any other specified event ("Limited SARs") and such Limited SARs may relate to or operate in tandem or combination with, or substitution for, Options, other SARs or other Awards (or any combination thereof), and may be payable in cash or shares based on the spread between the base price of the SAR and a price based upon or equal to the Fair Market Value of the Common Stock during a specified period or at a specified time within a specified period before, after or including the date of such event.

4.   Restricted Stock Awards.

4.1  Grants.  The Committee may grant one or more Restricted
     Stock Awards to any Eligible Person. Each Restricted Stock Award Agreement will specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the consideration for such shares (but not less than the minimum lawful consideration under applicable state law) to be paid by the Participant, the extent (if any) to which and the time (if ever) at which the Participant will be entitled to dividends, voting and other rights in respect of the shares prior to vesting, and, subject to Section 4.2.1, the restrictions (which may be based on performance criteria, passage of time or other factors or any combination thereof) imposed on such shares and the conditions of release or lapse of such restrictions. Stock certificates evidencing shares of Restricted Stock pending the lapse of the restrictions ("Restricted Shares") will bear a legend making appropriate reference to the restrictions imposed hereunder and under the applicable Award Agreement and will be held by the Corporation or by a third party designated by the Committee until the restrictions on such shares have lapsed and the shares have vested in accordance with the provisions of the Award, Section 1.7, and Section 4.2.1. Upon issuance of the Restricted Stock Award, the Participant may be required to provide such further assurances and documents as the Committee may require to enforce the restrictions.

4.2  Restrictions.

     4.2.1 Vesting. Subject to Section 6.3 and any accelerated vesting in connection with the Participant's death or Total Disability, the restrictions on shares comprising any Restricted Stock Award shall not lapse: (a) prior to the first anniversary of the applicable Award Date in the case of a Restricted Stock Award that is a Performance-Based Award under Section 5.2, or (b) in the case of other Restricted Stock Awards, not more rapidly than in annual one-third (1/3) installments with the first vesting installment occurring no earlier than the first anniversary of the applicable Award Date. In all cases, unless the Committee otherwise expressly provides, no Restricted Stock Award will vest until at least six (6) months after the Award Date. The foregoing limits of this Section 4.2.1 do not apply to shares issued principally for past services or in respect of compensation earned but deferred.

     4.2.2  Pre-Vesting Restraints.  Except as provided in
            Sections 4.1 and 1.8, restricted shares comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions on such shares have lapsed and the shares have become vested.

     4.2.3 Dividend and Voting Rights. Unless otherwise provided in the applicable Award Agreement, a Participant receiving a Restricted Stock Award will be entitled to cash dividend and voting rights for all shares issued even though they are not vested, but such rights will terminate immediately as to any Restricted Shares which cease to be eligible for vesting.

     4.2.4 Cash Payments. If the Participant has paid or received cash (including any dividends) in connection with the Restricted Stock Award, the Award Agreement will specify whether and to what extent such cash will be returned (with or without an earnings factor) as to any restricted shares that cease to be eligible for vesting.

4.3 Return to the Corporation. Unless the Committee otherwise expressly provides in the applicable Award Agreement, Restricted Shares that remain subject to restrictions at the time of termination of employment, or are subject to other conditions to vesting that have not been satisfied by the time specified in the applicable Award Agreement, will not vest and will be returned to the Corporation in such manner and on such terms as the Committee provides.

5.  Performance Share Awards and Stock Bonuses.

5.1 Grants of Performance Share Awards. The Committee may grant Performance Share Awards to Eligible Employees based upon such factors as the Committee deems relevant in light of the specific type and terms of the award. An Award Agreement will specify the maximum number of shares of Common Stock (if any) subject to the Performance Share Award, the consideration (but not less than the minimum lawful consideration) to be paid for any such shares as may be issuable to the Participant, the duration of the Award and the conditions upon which delivery of any shares or cash to the Participant will be based. The amount of cash or shares or other property that may be deliverable pursuant to such Award will be based upon the degree of attainment over a specified period of not more than 10 years (a "performance cycle") as may be established by the Committee of such measure(s) of the performance of the Company (or any part thereof) or the Participant as may be established by the Committee. The Committee may provide for full or partial credit, prior to completion of such performance cycle or the attainment of the performance achievement specified in the Award, in the event of the Participant's death, Retirement, or Total Disability, a Change in Control Event or in such other circumstances as the Committee (consistent with Section 6.10.3(b), if applicable) may determine.

5.2  Special Performance-Based Share Awards.  Options or SAR's
     granted with an exercise price not less than Fair Market Value at the applicable date of grant for Section 162(m) purposes to Eligible Employees which otherwise satisfy the conditions to deductibility under Section 162(m) are deemed "Qualifying Awards". Without limiting the generality of the foregoing, and in addition to Qualifying Awards granted under other provisions of this Plan, other performance-based awards within the meaning of Section 162(m) ("Performance-Based Awards"), whether in the form of restricted stock, performance stock, phantom stock or other rights, the vesting of which depends on the performance of the Company on a consolidated, segment, subsidiary, or division basis, with reference to revenue growth, net earnings (before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, stock appreciation, total shareholder return, or cost containment or reduction, or any combination thereof (the "business criteria") relative to pre-established performance goals, may be granted under this Plan. To the extent so defined, these terms are used as applied under generally accepted accounting principles and in the Company's financial reporting. The applicable business criterion or criteria and the specific performance goals must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance measurement period may not be less than one (except as provided
     in Section 1.6) nor more than 10 years.   Other types of
     performance and non-performance awards may also be granted under the other provisions of this Plan. The following provisions relate to all Performance-Based Awards (other than Qualifying Awards) granted under this Plan:

     5.2.1 Eligible Class. The eligible class of persons for Awards under this Section 5.2 is executive officers of the Corporation.

     5.2.2 Maximum Award. Subject to Section 1.4.2, in no event will grants in any calendar year to any one individual under this
            Section 5.2 relate to more than 400,000 shares or, (if payable solely in cash) a cash amount of more than $1,000,000.

     5.2.3  Committee Certification.  To the extent required by
            Section 162(m), before any Performance-Based Award under this
            Section 5.2 is paid, the Committee must certify that the material terms of the Performance-Based Award were satisfied.

     5.2.4 Terms and Conditions of Awards. The Committee will have discretion to determine the restrictions or other limitations of the individual Awards under this Section 5.2 (including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise).

     5.2.5 Stock Payout Features. In lieu of cash payment of an Award, the Committee may require or allow all or a portion of the Award to be paid in the form of stock, Restricted Shares, an Option, or another Award.

     5.2.6 Adjustments for Material Changes. Performance goals or other features of an Award under this Section 5.2 may provide that they (a) shall be adjusted to reflect a change in corporate capitalization, a corporate transaction (such as a reorganization, combination, separation, or merger) or a complete or partial corporate liquidation, or (b) shall be calculated either without regard for or to reflect any change in accounting policies or practices affecting the Company and/or the business criteria or performance goals or targets, or (c) shall be adjusted for any other circumstance or event, or (d) any combination of (a) through (c), but only to the extent in each case that such adjustment or determination in respect of Performance-Based Awards would be consistent with the requirements of Section 162(m) to qualify as performance-based compensation.

5.3  Grants of Stock Bonuses.  The Committee may grant a Stock
     Bonus to any Eligible Person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Committee. The number of shares so awarded will be determined by the Committee. The Award may be granted independently or in lieu of a cash bonus.

5.4 Deferred Payments. The Committee may authorize for the benefit of any Eligible Person the deferral of any payment of cash or shares that may become due or of cash otherwise payable under this Plan, and provide for accredited benefits thereon based upon such deferment, at the election or at the request of such Participant, subject to the other terms of this Plan. Such deferral will be subject to such further conditions, restrictions or requirements as the Committee may impose, subject to any then vested rights of Participants.

5.5  Cash Bonus Awards.

     5.5.1 Performance Goals. The Committee may establish a program of annual incentive awards that are payable in cash to Eligible Persons based upon the extent to which performance goals are met during the performance period. The performance goals may depend upon the performance of the Company on a consolidated, subsidiary division basis with reference to any one or combination of the business criteria (as such term is used in Section 5.2). In addition, the award may depend upon the Eligible Person's individual performance.

     5.5.2 Payment in Restricted Stock. In lieu of cash payment of an Award, the Committee may require or allow all or a portion of the Award to be paid in the form of stock, Restricted Stock, an Option or other Award.

6. Other Provisions.

6.1  Rights of Eligible Persons, Participants and Beneficiaries.

     6.1.1 Employment Status. Status as an Eligible Person will not be construed as a commitment that any Award will be made under this Plan to an Eligible Person or to Eligible Persons generally.

     6.1.2  No Employment Contract.  Nothing contained in this Plan
            (or in any other documents related to this Plan or to any Award) will confer upon any Eligible Person or Participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service, or affect an employee's status as an employee at will nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 6.1.2, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an Award Agreement.

     6.1.3 Plan Not Funded. Awards payable under this Plan will be payable in shares of Common Stock or from the general assets of the Corporation, and (except as provided in Section 1.4.3) no special or separate reserve, fund or deposit will be made to assure payment of such Awards. No Participant, Beneficiary or other person will have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right will be no greater than the right of any unsecured general creditor of the Company.

6.2  Effects of Termination of Employment; Termination of
     Subsidiary Status; Discretionary Provisions.

     6.2.1 Options - Resignation or Dismissal. Unless otherwise provided in the Award Agreement and subject to earlier termination pursuant to or as contemplated by Section 1.6 or 6.3, if the Participant's employment by (or other service specified in the Award Agreement to) the Company terminates for any reason (the date of such termination being referred to as the "Severance Date") other than due to Retirement, Total Disability or death, or "for cause" (as determined in the sole discretion of the Committee), the Participant will have until the date which is three (3) months after the Severance Date to exercise an Option to the extent that it is vested on the Severance Date. In the case of a termination by the Company "for cause," the Option will terminate on the Severance Date (whether or not vested). In all cases, the Option, to the extent not vested on the Severance Date, will terminate.

     6.2.2 Options - Death or Disability. Unless otherwise provided in the Award Agreement and subject to earlier termination pursuant to or as contemplated by Section 1.6 or 6.3, if the Participant's employment by (or specified service to) the Company terminates as a result of Total Disability or death, the Participant, the Participant's Personal Representative or the Participant's Beneficiary, as the case may be, will have until the date which is twelve (12) months after the Severance Date to exercise an Option to the extent that it is vested on the Severance Date. The Option, to the extent not vested on the Severance Date, will terminate.

     6.2.3  Options - Retirement.  Unless otherwise provided in the
            Award Agreement and subject to earlier termination pursuant to or as contemplated by Section 1.6 or 6.3, if the Participant's employment by (or specified service to) the Company terminates as a result of Retirement, the Participant will have until the date which is twelve (12) months after the Severance Date to exercise an Option to the extent that it is vested on the Severance Date. The Option, to the extent not vested on the Severance Date, will terminate.

     6.2.4 Certain SARs. Any SAR granted concurrently or in tandem with an Option will have the same post-termination provisions and exercisability periods as the Option to which it relates, unless the Committee otherwise provides.

     6.2.5 Other Awards. The Committee will establish in respect of each other Award granted hereunder the Participant's rights and benefits (if any) if the Participant's employment is terminated and in so doing may make distinctions based upon the cause of termination and the nature of the Award.

     6.2.6  Events Not Deemed a Termination of Employment.  Unless
            Company policy or the Committee otherwise provides, a Participant's employment relationship with the Company shall not be considered terminated solely due to any sick leave, military leave, or any other leave of absence, authorized by the Company or the Committee. Any Award held by any Eligible Person on approved leave of absence shall continue to vest, unless the Committee or Company otherwise provides in connection with the Award, the particular leave or by Company policy. In no event shall an Option be exercised or other Award vest or become payable after the expiration of its term set forth in the Award Agreement or the termination of the Award in accordance with
            Section 6.3.

     6.2.7 Effect of Change of Subsidiary Status. For purposes of this Plan and any Award hereunder, if an entity ceases to be a Subsidiary, a termination of employment will be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Company.

     6.2.8 Committee Discretion. Notwithstanding the foregoing provisions of this Section 6.2, in the event of, or in anticipation of, a termination of employment with the Company for any reason, other than discharge for cause, the Committee may increase the portion of the Participant's Award available to the Participant, or Participant's Beneficiary or Personal Representative, as the case may be, or, subject to the provisions of Section 1.6, extend the exercisability period upon such terms as the Committee determines and expressly sets forth in or by amendment to the Award Agreement.

6.3  Adjustments; Acceleration.

     6.3.1 Adjustments. Subject to Section 6.3.5, upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation or other reorganization; any split-up, spin-off, or similar extraordinary dividend distribution ("spin-off") in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the assets of the Corporation as an entirety ("asset sale"); then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

            (a)  in any of such events, proportionately adjust any or all of
                 (a) the number and type of shares of Common Stock or the number and type of other securities that thereafter may be made the subject of Awards (including the specific maxima and numbers of shares set forth elsewhere in this Plan),
                 (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (c) the grant, purchase, or exercise price of any or all outstanding Awards, (d) the securities, cash or other property deliverable upon exercise of any outstanding Awards, or (e) the performance standards applicable to any outstanding Awards, or

            (b) in the case of a recapitalization, reclassification, merger, consolidation, combination, or other reorganization, spin-off or asset sale, make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

            In this context, the Committee may not make adjustments that would disqualify Options as Incentive Stock
            Options without the written consent of holders of the Incentive Stock Options materially adversely affected thereby.

            In any of such events, the Committee may take such action prior to such event to the extent the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is available to shareholders generally.

     6.3.2 Acceleration of Awards Upon Change in Control. Subject to Section 6.3.5 and unless prior to a Change in Control Event the Committee determines that, upon its occurrence, benefits under any or all Awards will not accelerate or determines that only certain or limited benefits under any or all Awards will be accelerated and the extent to which they will be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon (or, as may be necessary to effectuate the purposes of the acceleration, immediately prior to) the occurrence of a Change in Control
            Event:

            (a) each Option and Stock Appreciation Right will become immediately vested and exercisable,

            (b) Restricted Stock will immediately vest free of restrictions, and

            (c) each Performance Share Award will become payable to the Participant.

            The Committee may override the limitations on acceleration in this Section 6.3.2 by express provision in the Award Agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of Awards shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances otherwise require, may be deemed by the Committee to occur (subject to Sections 6.3.4 through 6.3.6 ) not greater than 30 days before or only upon the consummation of the event.

     6.3.3 Possible Early Termination of Accelerated Awards. If any Option or other right to acquire Common Stock under this Plan is not exercised prior to (a) a dissolution of the Corporation, (b) an event described in Section 6.3.1 that the Corporation does not survive, or (c) the consummation of an event described in Section 6.3.1 involving a Change in Control Event approved by the Board, the Option or right shall terminate if the Committee has expressly provided through a plan of reorganization or otherwise for the substitution, assumption, exchange or other settlement of the Option or right. If the exercisability of the Option or right has been timely accelerated in any of the circumstances in (a) through
            (c) above but is not exercised and no provision has been made for a substitution, assumption, exchange or other settlement, the Option or other right shall terminate upon the occurrence of the event.

     6.3.4 Possible Rescission of Acceleration. If the vesting or payment of an Award has been accelerated in anticipation of an event and the Committee later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unpaid Awards.

     6.3.5 Pooling Exception. Any discretion with respect to the events addressed in this Section 6.3, including any acceleration of vesting or payments, shall be limited to the extent required by applicable accounting requirements in the case of a transaction intended to be accounted for as a pooling of interests transaction.

     6.3.6 Golden Parachute Limitations. Unless otherwise specified in an Award Agreement or otherwise by the Committee in the specific case, no Award will be accelerated under this Plan to an extent or in a manner that would not be fully deductible by the Company for federal income tax purposes because of
            Section 280G of the Code, nor will any payment hereunder be accelerated if any portion of such accelerated payment would not be deductible by the Company because of Section 280G of the Code. If a holder would be entitled to benefits or payments hereunder and under any other plan or program that would constitute "parachute payments" as defined in Section 280G of the Code, then the holder may by written notice to the Company designate the order in which such parachute payments will be reduced or modified so that the Company is not denied federal income tax deductions for any "parachute payments" because of Section 280G of the Code.

6.4 Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. In addition, any securities delivered under this Plan may be subject to any special restrictions that the Committee may require to preserve a pooling of interests under generally accepted accounting principles. The person acquiring any securities under this Plan will, if requested by the Corporation, provide such assurances and representations to the Corporation as the Committee may deem necessary or desirable to assure compliance with all applicable legal requirements.

6.5  Tax Withholding.

     6.5.1 Provision for Tax Withholding Offset. Upon any exercise, vesting, or payment of any Award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to:

            (a) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such Award event or payment;

            (b) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment;

            (c) reduce the number of shares of Common Stock to be delivered (or otherwise reacquired) by the appropriate number of shares of Common Stock, valued at their then Fair Market Value, to satisfy such withholding obligation.

            The Committee may in its sole discretion (subject to Section 6.4) grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation utilize the withholding offset under clause (c) above.

     6.5.2 Tax Loans. If so provided in the Award Agreement or otherwise authorized by the Committee, the Corporation may, to the extent permitted by law, authorize a loan to an Eligible Person in the amount of any taxes that the Company may be required to withhold with respect to shares of Common Stock received (or disposed of, as the case may be) pursuant to a transaction described in Section 6.5.1. Such a loan will be for a term not greater than nine months and at a rate of interest and pursuant to such other terms and conditions as the Corporation, under applicable law, may establish. Such a loan need not otherwise comply with the provisions of Section 2.2.3.

6.6  Plan Amendment, Termination and Suspension.

     6.6.1 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, provided that any amendment increasing the number of shares authorized under this Plan (except as a result of a change made in accordance with Section 6.3) or materially increasing the benefits that may be granted under this Plan shall be subject to shareholder approval. No Awards may be granted during any suspension of this Plan or after termination of this Plan, but the Committee will retain jurisdiction as to Awards then outstanding in accordance with the terms of this Plan.

     6.6.2 Shareholder Approval. Any amendment to this Plan shall be subject to shareholder approval only to the extent required under Section 6.6.1 or then required under Section 422 or 424 of the Code or any other applicable law, or only to the extent deemed necessary or advisable by the Board.

     6.6.3 Amendments to Awards. Without limiting any other express authority of the Committee under but subject to the express limits of this Plan, the Committee by agreement or resolution (a) may waive conditions of or limitations on Awards to Eligible Persons that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and (b) may make other changes to the terms and conditions of Awards that do not affect in any manner materially adverse to the Participant, the Participant's rights and benefits under an Award; provided that changes contemplated by Section 6.3 or
            Section 6.6.5 will not be deemed to constitute changes or amendments for purposes of this Section 6.6.

     6.6.4 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding Award will, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Award granted under this Plan prior to the effective date of such change. Changes contemplated by Section 6.3 or Section 6.6.5 will not be deemed to constitute changes or amendments for purposes of this
            Section 6.6.

     6.6.5 Accounting Changes. Notwithstanding the foregoing provisions of Section 6.6.3 or Section 6.6.4, if the accounting treatment under generally accepted accounting principles of any Awards granted hereunder would be materially more adverse to the Company than anticipated at the time of approval of this Plan or the Awards (including, without limitation, if any Award(s) would render pooling accounting unavailable to the Company with respect to any transaction that would, in the absence of such Award(s), be accounted for as a pooling of interests transaction) because of a change in those principles or the interpretation or application thereof by the Corporation's independent accountants, the Committee may, in the exercise of its discretion and without the consent of the Participant, amend the terms of such Awards to the extent the Committee deems necessary to eliminate such effect.

6.7  Privileges of Stock Ownership; Voting Rights on Shares.
     Except as otherwise expressly authorized by the Committee or this Plan, a Participant will not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

6.8 Effective Date of the Plan. This Plan is effective upon its approval by the Board (the "Effective Date"), subject to approval by the shareholders of the Corporation within twelve months after the date of such Board approval.

6.9 Term of the Plan. Unless earlier terminated by the Board, this Plan will terminate at the close of business on the day before the tenth (10th) anniversary of the Effective Date (the "Termination Date") and no Awards may be granted under this Plan after that date. Unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award granted prior to the termination date may extend beyond such date, and all authority of the Committee with respect to Awards hereunder, including the authority to amend an Award, will continue during any suspension of this Plan and in respect of Awards outstanding on the termination date.

6.10 Governing Law/Construction/Severability.

     6.10.1 Choice of Law. This Plan, the Awards, all documents evidencing Awards and all other related documents will be governed by, and construed in accordance with, the laws of the state of Delaware.

     6.10.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan will continue in effect provided that the essential economic terms of this Plan and any Award can still be enforced.

     6.10.3 Plan Construction. This Plan shall be interpreted consistent with the intentions of the Corporation set forth below.

            (a) Rule 16b-3. It is the intent of the Corporation that transactions involving the Awards under this Plan, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, satisfy to the extent feasible the requirements for applicable exemptions from Section 16(b) of the Exchange Act so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability thereunder.

            (b) Section 162(m). It is the further intent of the Company that Options or SARs with an exercise or base price not less than Fair Market Value on the date of grant and Performance-Based Awards under Section 5.2 of this Plan that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation under
                 Section 162(m) to the extent that the Committee authorizing the Award (or the payment thereof, as the case may be) satisfies the administrative requirements thereof.

6.11 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

6.12 Non-Exclusivity of Plan. Nothing in this Plan will limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority

6.13 No Restriction on Corporate Powers.  The existence of this
     Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Corporation's capital stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

6.14 Effect on Other Benefits. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Corporation or a Subsidiary, unless expressly so provided by such other plan or arrangements. Awards under this Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards or payments under any other Corporation or Subsidiary plan.

7.   Definitions.

"Award" means an award of any Option, Stock Appreciation Right, Restricted Stock, Stock Bonus, performance share award, dividend equivalent or deferred payment right or other right or security that would constitute a "derivative security" under Rule 16a-1(c) of the Exchange Act, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

"Award Agreement" means any writing setting forth the terms of an Award that has been authorized by the Committee.

"Award Date" means the date upon which the Committee took the action granting an Award or such later date as the Committee designates as the Award Date at the time of the grant of the Award.

"Beneficiary" means the person, persons, trust or trusts designated by a Participant, or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan if the Participant dies, and means the Participant's executor or administrator if no other Beneficiary is designated and able to act under the circumstances.

"Board" means the Board of Directors of the Corporation.

"Change in Control Event" means any of the following:

     (a) Approval by the shareholders of the Corporation of the dissolution or liquidation of the Corporation;

     (b) Consummation of a merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of the Corporation's business and/or assets as an entirety to, one or more entities that are not Subsidiaries or other affiliates (a "Business Combination"), unless (A) as a result of the Business Combination at least
          50% of the outstanding voting securities voting generally in the election of directors of the surviving or resulting entity or a parent thereof (the "Successor Entity") immediately after the reorganization are, or will be, owned, directly or indirectly, by shareholders of the Corporation immediately before the Business Combination; and (B) no Person
          (excluding the Successor Entity or an Excluded Person) beneficially owns (as defined in Rule 13d-3 under the Exchange
          Act), directly or indirectly, more than 50% of the outstanding shares of the combined voting power of the outstanding voting securities of the Successor Entity, after giving effect to the Business Combination, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination;

     (c) Any Person other than an Excluded Person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
          Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities entitled to then vote generally in the election of directors of the Corporation, other than as a result of an acquisition directly from the Company; or
          (d) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commission" means the Securities and Exchange Commission.

"Committee" means the Board or any one or more committees of director(s) appointed by the Board to administer this Plan with respect to the Awards within the scope of authority delegated by the Board. At least one committee will be comprised only of two or more directors, each of whom, in respect of any decision involving both (a) a Participant affected by the decision who is or may be subject to Section 162(m), and (b) compensation intended as performance-based compensation within the meaning of
Section 162(m), will be Disinterested; in acting on any transaction with or for the benefit of a Section 16 Person, the participating members of such Committee also shall be Non-Employee Directors within the meaning of Rule 16b-3.

"Common Stock" means the Common Stock of the Corporation and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under
Section 6.3 of this Plan.

"Company" means, collectively, the Corporation and its Subsidiaries.

"Corporation" means ARV Assisted Living, Inc., a Delaware corporation, and its successors.

"Disinterested" means a director who is an "outside director" within the meaning of Section 162(m) and any applicable legal or regulatory requirements.

"Eligible Employee" means an officer (whether or not a director) or employee of the Company.

"Eligible Person" means an Eligible Employee, or any Other
Eligible Person, as determined by the Committee.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Excluded Person" means (a) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act, (b) any person who is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding shares of Common Stock on the Effective Date of this Plan (or any affiliate, successor or related party of or to any such person), (c) the Company, or (d) an employee benefit plan (or related trust) sponsored or maintained by the Company or a Successor Entity.

"Fair Market Value" on any date means

     (a) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares;

     (b) if the stock is not listed or admitted to trade on a national securities exchange, the last/closing price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;

     (c) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization; or

     (d) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

     Any determination as to fair market value made pursuant to this Plan shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse, and shall be conclusive and binding on all persons.

"Incentive Stock Option" means an Option that is designated and intended as an incentive stock option within the meaning of
Section 422 of the Code, the award of which contains such provisions (including but not limited to the receipt of shareholder approval of this Plan, if the award is made prior to such approval) and is made under such circumstances and to such persons as may be necessary to comply with that section.

"1995 Plan" means The 1995 Stock Option and Incentive Plan of ARV
Assisted Living, Inc.

"Nonqualified Stock Option" means an Option that is designated as a Nonqualified Stock Option (an Option not qualified as an incentive stock option under Section 422 of the Code) and will include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an incentive stock option will be deemed to be designated a nonqualified stock option under this Plan and not an incentive stock option under the Code.

"Non-Employee Director" means a member of the Board who is not an officer or employee of the Company.

"Option" means an option to purchase shares of Common Stock granted under this Plan. The Committee will designate any Option granted to an employee of the Company as a Nonqualified Stock
Option or an Incentive Stock Option.

"Other Eligible Person" means any individual consultant or advisor or agent who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company in a capital raising transaction) to the Company or any Non-Employee Director, and who (to the extent provided in the next sentence) is selected to participate in this Plan by the Committee. A person who is neither an employee or officer of the Company, nor a Non-Employee Director, who provides bona fide services to the Company may be selected as an Other Eligible Person only if such person's participation in this Plan would not adversely affect (a) the Corporation's eligibility to use Form S-8 to register under the Securities Act the offering of shares issuable under this Plan by the Corporation, or (b) the Corporation's compliance with any other applicable laws.

"Participant" means an Eligible Person who has been granted an Award under this Plan and a Non-Employee Director who has received an Option under Section 8 of this Plan.

"Performance Share Award" means an Award of a right to receive shares of Common Stock under Section 5.1, or to receive shares of Common Stock or other compensation (including cash) under
Section 5.2, the issuance or payment of which is contingent upon, among other conditions, the attainment of performance objectives specified by the Committee.

"Person" has the meaning given to such term for purposes of Sections 13(d) and 14(d) of the Exchange Act.

"Personal Representative" means the person or persons who, upon the disability or incompetence of a Participant, has acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan by virtue of having become the legal representative of the Participant.

"Plan" means The 1999 Stock Option and Incentive Plan of ARV
Assisted Living, Inc., as set forth herein and as it may hereafter be amended from time to time.

"Restricted Shares" or "Restricted Stock" means shares of Common Stock awarded to a Participant under this Plan, subject to payment of such consideration, if any, and such conditions on vesting (which may include, among others, the passage of time, specified performance objectives or other factors) and such transfer and other restrictions as are established in or pursuant to this Plan and the related Award Agreement, for so long as such shares remain unvested under the terms of the applicable Award Agreement.

"Retirement" means retirement from active service as an employee or officer of the Company on or after attaining (a) age 60 with ten or more years of employment with the Company, or (b) age 65.

"Rule 16b-3" means Rule 16b-3 as promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

"Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Stock Appreciation Right" or "SAR" means a right authorized under this Plan to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, the aggregate amount or value of which is determined by reference to a change in the Fair Market Value of the Common Stock.

"Stock Bonus" means an Award of shares of Common Stock granted under this Plan for no consideration other than past services and without restriction other than such transfer or other restrictions as the Committee may deem advisable to assure compliance with law.

"Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

"Total Disability" means a "total and permanent disability" within the meaning of Section 22(e)(3) of the Code and, with respect to Awards other than Incentive Stock Options, such other disabilities, infirmities, afflictions, or conditions as the Committee may include.

8. Non-Employee Director Options.

8.1 Participation. Awards under this Section 8 shall be made only to Non-Employee Directors and shall be evidenced by Award Agreements substantially in the form of Exhibit A hereto. Notwithstanding anything else herein to the contrary, Options shall be granted under Section 8.2 only during the term of this Plan.

8.2  Annual Options Grants.

     8.2.1  New Non-Employee Directors.

            (a) On or after the date of approval of this Plan by the shareholders of the Corporation, if any person who is not then an officer or employee of the Company becomes a member of the Board, such person will automatically be granted (without any action by the Board or Committee) a Nonqualified Stock Option (the Award Date of which shall be the date such person takes office) to purchase 10,000 shares of Common Stock.

            (b) With respect to Non-employee Directors who receive an Option grant pursuant to Section 8.2.1(a) of this Plan, in the fourth year following the year in which the Non-Employee Director received his or her Option grant under Section 8.2.1(a) and thereafter, in each fourth year following the year in which the Non-Employee Director was last granted an Option under this Section 8.2.1(b), immediately following the annual shareholders meeting in such fourth year there shall be granted automatically (without any action by the Board or Committee) a Nonqualified Stock Option (the Award Date of which shall be the date of such annual shareholders meeting) to the Non-Employee Director to purchase 10,000 shares of Common Stock; provided that the director continues in office as a Non-Employee Director after such meeting.

     8.2.2 Non-Employee Directors under 1995 Plan. With respect to Non-Employee Directors in office prior to the date of approval of this Plan by the Corporation's shareholders, in the fourth year following the year of the Non-Employee Director's last 10,000 share option grant under The 1995 Stock Option and Incentive Plan of ARV Assisted Living, Inc. (the "1995 Plan"), and thereafter in each fourth year following the year in which the Non-Employee Director was last granted an Option under this
            Section 8.2.2, immediately following the annual shareholders meeting in such fourth year there shall be granted automatically (without any action by the Board or Committee) a Nonqualified Stock Option (the Award Date of which shall be the date of such annual shareholders meeting) to the Non-Employee Director to purchase 10,000 shares of Common Stock; provided that the director continues in office as a Non-Employee Director after such meeting.

     8.2.3 Maximum Number of Shares. Grants under Section 8.2.1 or 8.2.2 that would otherwise exceed the maximum number of shares under Section 1.4.1 shall be prorated within such limitation. A Non-Employee Director shall not receive more than one Nonqualified Stock Option under this Section 8.2 every four calendar years. No Non-Employee Director shall be eligible to receive Options under both Section 8.2.1 and 8.2.2.

8.3 Option Price. The purchase price per share of Common Stock covered by each Option granted pursuant to Section 8.2 will be 100% of the Fair Market Value of the Common Stock on the Award Date. The exercise price of any Option granted under Section 8.2 will be paid in full at the time of each purchase (a) in cash or by check, or (b) in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, or (c) partly in such shares and partly in cash; provided that any shares used in payment that were initially acquired upon exercise of an Option or otherwise from the Corporation must have been owned by the Participant for at least six months prior to the date of delivery.

8.4  Option Period and Exercisability.  Each Option granted under
     Section 8.2 and all rights or obligations thereunder shall expire on the day before the tenth (10th) anniversary of the applicable Award Date and shall be subject to earlier termination as provided below or in Section 8.6. Each Option granted under
     Section 8.2 shall become vested in four equal installments, with an installment becoming vested on each of the first, second, third, and fourth, respectively, anniversaries of the applicable Award Date, or, if earlier with respect to a particular installment, on the day before the annual meeting of the Corporation's shareholders for the calendar year in which such installment would have otherwise vested.

8.5 Termination of Directorship. If a Non-Employee Director's services as a member of the Board terminate for any reason including, but not limited to, the Non-Employee Director's death or Total Disability, such termination shall have the following effect on an Option granted under Section 8.2: (a) the Option to the extent not vested shall terminate on the date of such termination, and (b) the Option, to the extent vested on the date of such termination, shall remain exercisable for one (1) year after the date of such termination or until the expiration of the stated term of the Option, whichever first occurs.

8.6 Adjustment; Accelerations; Terminations. Options granted under section 8.2 will be subject to adjustments, accelerations and terminations as provided in Section 6.3, but only to the extent that in the case of a Change in Control Event such effect and any Board or Committee action in respect thereof is effected pursuant to the terms of a reorganization agreement approved by shareholders of the Corporation or is otherwise consistent with the effect on Options held by persons other than executive officers or directors of the Corporation (or, if there are none, consistent in respect of the underlying shares with the effect on shareholders generally).

8.7 Acceleration Upon a Change in Control Event. Upon the occurrence of a Change in Control Event and acceleration of Options generally (to the extent Options other than those granted under Section 8.2 are outstanding at that time) under Section 6.3.2, each Option granted under Section 8.2 will become immediately vested and exercisable.

8.8  Amendment to Outstanding Awards. Options granted under
     Section 8.2 may be amended by the Board in any manner permitted under this Plan in respect of Options granted to Eligible Persons generally.

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